Exhibit 99.1

Company Contact:	Steven L. Brink Chief Financial Officer Quiksilver, Inc. (714) 889-2200

Investor Relations:	Chad A. Jacobs, James Palczynski Integrated Corporate Relations (203) 682-8200
— Quiksilver, Inc. Reports 2005 Third Quarter Financial Results —
- Net Revenues Increase 11% to $373.8 million -
- Earnings Per Share increase 25% to $0.20 -
Huntington Beach, California, September 8, 2005—Quiksilver, Inc. (NYSE: ZQK) today announced operating results for the third quarter ended July 31, 2005. Consolidated net revenues for the third quarter of fiscal 2005 increased 11% to $373.8 million from $337.9 million in the third quarter of fiscal 2004. Consolidated net income for the third quarter of fiscal 2005 increased 26% to $24.6 million from $19.5 million the year before. Third quarter fully diluted earnings per share was $0.20 versus $0.16 for the third quarter of fiscal 2004, both amounts as adjusted for the two-for-one stock split that took effect in May 2005.
Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “Once again, we are reporting strong results for the third quarter, and at the same time, we effectively executed on a number of key strategic initiatives that better position us for the future. During the quarter, we closed our acquisition of Skis Rossignol S.A., completed a highly successful bond offering and put a new global management structure in place. We also signed an exclusive licensing agreement with Kohl’s to distribute the Tony Hawk brand in the United States, opened our first Quiksilver Boardriders/Andaska store in Anglet, France and participated in a series of unique marketing events, including skateboarder Danny Way’s unprecedented jump over the Great Wall of China. Our teams around the world continue to perform at the highest level, and we look forward to building on the positive momentum that we have created in the marketplace.”
Net revenues in the Americas increased 4% during the third quarter of fiscal 2005 to $196.3 million from $187.9 million in the third quarter of fiscal 2004. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 16% during the third quarter of fiscal 2005 to $133.6 million from $115.4 million in the third quarter of fiscal 2004. As measured in euros, European net revenues increased 14% for those same periods. Asia/Pacific net revenues increased 30% to $43.1 million in the third quarter of fiscal 2005 from $33.1 million in the third quarter of fiscal 2004. As measured in Australian dollars, Asia/Pacific net revenues increased 21% for those same periods.
Bernard Mariette, President of Quiksilver, Inc., commented, “Our integration plans for Rossignol continue to exceed our expectations, and we are more encouraged than ever with regard to our future in the snow and mountain lifestyle market. We have brought our people together to share a unified, global mind set which can be seen in the new Roxy line of ski products, which we believe will get a strong reception from both our customers and consumers. It is perhaps even more evident in the recent announcement we made to combine all of our U.S. mountain sports businesses together under one roof in Park City, Utah next Spring. We are working hard to bring

Quiksilver, Inc. Third Quarter 2005 Results
September 8, 2005

our vision to life and thank all of our employees, partners and customers for helping take this great company to the next level.”
Mr. Mariette continued, “Even as we focus on maximizing the opportunities for the core business within Rossignol, we recognize that our largest prospect for growth with Rossignol will come from expanding the brand into a leader in the sportswear and outerwear market. Our design and merchandising teams are excited about this opportunity, and just as we have come to be the leading lifestyle brand for the beach, we intend to dominate the mountain as well.”
Excluding the inventory acquired as part of the Rossignol acquisition, consolidated inventories amounted to $204.4 million at July 31, 2005, a 19% increase from $171.6 million at July 31, 2004. Excluding the accounts receivable acquired as part of the Rossignol acquisition, consolidated trade accounts receivable increased 23% to $333.5 million at July 31, 2005 from $271.4 million at July 31, 2004.
The Company also indicated its expectations for the fourth quarter ending October 31, 2005, that revenues will range between $582 million and $592 million, and diluted earnings per share will range from $0.26 to $0.27. For the full fiscal year, revenues are expected to range between $1.73 billion and $1.74 billion with diluted earnings per share ranging from $0.86 to $0.87.
Mr. McKnight concluded, “The positive response we received at the recent trade shows, both in the U.S. and abroad, gives us further confidence that our brands remain strong, our products are among the best in the industry and our powerful market position continues to grow. Over the past year, we have significantly enhanced our global platform, and now we move forward as the world leader in the outdoor market. Our entire team is energized and focused on further capitalizing on the great number of compelling opportunities that lie ahead.”
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports and golf equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports and golf brands symbolize a long standing commitment to technical expertise and competitive success on the mountains and on the links.
The reputation of Quiksilver’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC Shoes and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji, Leilani and Island Soul. The Rossignol, Dynastar, Lange, Look and Kerma brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC Shoes, Roxy, Lib Technologies, Gnu and Bent Metal labels. The Company’s golf business includes Cleveland Golf, as well as Never Compromise putters and Fidra apparel. Gotcha is the Company’s surf-based European brand addressing street fashion.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, its proprietary Boardriders Club shops, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and Voiron, France, and its Asia/Pacific headquarters are in Torquay, Australia.

Quiksilver, Inc. Third Quarter 2005 Results
September 8, 2005

Forward looking statements:
This press release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K.
* * * * *
NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com, www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com, www.dynastar.com,
www.clevelandgolf.com, and www.fidragolf.com.

Quiksilver, Inc. Third Quarter 2005 Results
September 8, 2005

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended July 31,
In thousands, except per share amounts	2005	2004
Revenues, net	$373,751	$337,930
Cost of goods sold	198,836	187,523

Gross profit	174,915	150,407

Selling, general and administrative expense	133,589	118,864

Operating income	41,326	31,543

Interest expense	5,490	1,498
Foreign currency gain	(388)	(28)
Other expense	207	392

Income before provision for income taxes	36,017	29,681

Provision for income taxes	11,382	10,151

Net income	$24,635	$19,530

Net income per share	$0.21	$0.17

Net income per share, assuming dilution	$0.20	$0.16

Weighted average common shares outstanding	118,764	116,772

Weighted average common shares outstanding, assuming dilution	124,308	121,626

Quiksilver, Inc. Third Quarter 2005 Results
September 8, 2005

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Nine Months Ended July 31,
In thousands, except per share amounts	2005	2004
Revenues, net	$1,143,464	$916,651
Cost of goods sold	622,278	505,532

Gross profit	521,186	411,119

Selling, general and administrative expense	402,386	318,246

Operating income	118,800	92,873

Interest expense	10,548	4,563
Foreign currency (gain) loss	(213)	2,059
Other expense	352	901

Income before provision for income taxes	108,113	85,350

Provision for income taxes	34,597	28,856

Net income	$73,516	$56,494

Net income per share	$0.62	$0.50

Net income per share, assuming dilution	$0.59	$0.48

Weighted average common shares outstanding	118,175	113,460

Weighted average common shares outstanding, assuming dilution	123,729	118,336

Quiksilver, Inc. Third Quarter 2005 Results
September 8, 2005

CONSOLIDATED BALANCE SHEETS (Unaudited)

	July 31,	October 31,
Amounts in thousands	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$159,860	$55,197
Trade accounts receivable, less allowance for doubtful accounts of $12,067 (2005) and $11,367 (2004)	428,266	281,263
Other receivables	45,778	16,165
Inventories	438,336	179,605
Deferred income taxes	25,175	22,299
Prepaid expenses and other current assets	22,500	12,267

Total current assets	1,119,915	566,796

Fixed assets, net	252,245	122,787
Intangibles, net	244,196	121,116
Goodwill	415,471	169,785
Deferred income taxes	5,003	—
Other assets	34,133	10,506

Total assets	$2,070,963	$990,990

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Lines of credit	$198,366	$10,801
Accounts payable	219,806	105,054
Accrued liabilities	163,771	79,095
Current portion of long-term debt	74,396	10,304
Income taxes payable	22,252	18,442

Total current liabilities	678,591	223,696

Long-term debt	609,324	163,209
Deferred income taxes	73,943	15,841

Total liabilities	1,361,858	402,746

Minority interest	10,109	—
Stockholders’ equity:
Common stock	1,240	1,203
Additional paid-in capital	241,427	200,118
Treasury stock	(6,778)	(6,778)
Retained earnings	432,439	358,923
Accumulated other comprehensive income	30,668	34,778

Total stockholders’ equity	698,996	588,244

Total liabilities & stockholders’ equity	$2,070,963	$990,990

Quiksilver, Inc. Third Quarter 2005 Results
September 8, 2005

Information related to geographic segments is as follows:

	Three Months Ended July 31,
Amounts in thousands	2005	2004
Revenues, net:
Americas	$196,261	$187,880
Europe	133,573	115,436
Asia/Pacific	43,145	33,108
Corporate operations	772	1,506

	$373,751	$337,930

Gross Profit:
Americas	$78,791	$75,286
Europe	73,419	58,194
Asia/Pacific	22,298	16,254
Corporate operations	407	673

	$174,915	$150,407

SG&A Expense:
Americas	$55,872	$52,676
Europe	54,323	44,898
Asia/Pacific	16,499	12,442
Corporate operations	6,895	8,848

	$133,589	$118,864

Operating Income:
Americas	$22,919	$22,610
Europe	19,096	13,296
Asia/Pacific	5,799	3,812
Corporate operations	(6,488)	(8,175)

	$41,326	$31,543